All transactions listed below relate to sales of Common Stock of
Riverbed Technology, Inc. on August 17, 2007.

SHARES PRICE SHARES BENEFICIALLY OWNED AFTER TRANSACTION

    158  40.10 69,842
    100  40.14 69,742
  1,224  40.13 68,518
    100  40.08 68,418
    800  40.06 67,618
  1,100  40.07 66,518
    676  40.11 65,842
    314  40.12 65,528
    528  40.17 65,000
  5,000  40.00 60,000
  2,000  39.70 58,000
  3,000  39.60 55,000